Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED JUNE 30, 2008
Highlights:
•	Margins per ton improve 82%, driving EBITDA to more than $41 million

•	Coal markets remain robust, with average selling prices up 14%

•	Magnum Coal acquisition completed

•	Announced 2-for-1 stock split

•	Announced joint venture agreement to develop metallurgical reserves

•	Updated 2008 & initial 2009 guidance, including Magnum
     ST. LOUIS, July 29 — Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended June 30, 2008. The Company reported revenues of $339.7 million, EBITDA of $41.1 million, net income of $11.8 million and earnings per share of $0.22 for the 2008 second quarter, after adjustment for the recently announced 2-for-1 stock split. This compares to historical results of $256.2 million for revenues, $18.8 million for EBITDA and $5.8 million of net loss in the 2007 second quarter, and EBITDA of $17.1 million and a net loss of $3.1 million for the 2008 first quarter.
     After giving effect to pro forma adjustments, 2007 second quarter EBITDA was $44.8 million and net income was $9.4 million. Both of these 2007 amounts were largely driven by $45.8 million in gains on property sales. Gains on property sales in the 2008 second quarter totaled $6.3 million. Excluding the effect of gains on property sales year-over-year, EBITDA was $35.7 million higher in the second quarter of 2008 primarily due to significantly improved operating margins.
     “As we set out as a new public company, our stated strategies were to tightly manage our operations, to maximize customer satisfaction, and to pursue value-enhancing growth opportunities, all utilizing a well-qualified, experienced team. I am pleased to report that Patriot’s actions and performance have been fully aligned with these strategies since the spin-off. Our operating results have improved significantly, we have captured value with new contracts and joint ventures, and we have almost doubled our size with the Magnum acquisition. Further, with the addition of Paul Vining and other key personnel from Magnum, we have added more strength to our team,” said Patriot Chief Executive Officer Richard M. Whiting. “With the successful Magnum acquisition, we enter a new chapter in our history as a significantly larger company with an enhanced footprint and more opportunities to participate in the future demand for coal in the U.S. and overseas.”
     “Strong coal markets drove our average selling prices up 14% year-over-year, with Appalachian pricing rising 19% compared to the 2007 pro forma amount. Patriot’s operating margin per ton increased 82% this quarter compared to the year-ago pro forma amount. This improvement is an example of the increased value Patriot creates as a separate company with our dedicated management and operating team,” said Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder. “As a result of continued tight coal markets, management focus and the addition of Magnum, we expect Patriot to deliver strong results into 2009 and beyond.”
Financial & Operating Highlights
2008 Second Quarter
     Tons sold in the 2008 second quarter totaled 5.9 million, up 0.5 million from the prior year. Most of this increase was associated with the Illinois Basin, where volume increased 0.4 million tons. Metallurgical coal represented 22% of tons sold in both the 2008 and the 2007 second quarters. Volume increased 0.8 million tons in the second quarter of 2008 compared to the 2008 first quarter.
     Revenues in the 2008 second quarter were $339.7 million, an increase of $83.5 million over the prior year historical amount and $76.0 million over the pro forma amount. Revenues in Appalachia increased $48.7 million over the prior year pro forma amount, primarily as a result of significantly higher average selling prices. Revenues in the Illinois Basin increased $16.8 million, as a result of the higher volume coupled with higher average selling prices. Appalachia Other revenues increased by $10.5 million over the prior period amount to $11.2 million in the 2008 second quarter, primarily as a result of structured settlements on a property transaction and past due royalties.

     EBITDA was $41.1 million for the 2008 second quarter. After giving effect to the pro forma adjustments and excluding the $45.8 million of 2007 gains on property sales, EBITDA in the 2007 second quarter was negative $1.0 million. Gains on property sales in the 2008 second quarter totaled $6.3 million.
     “Our operations turned in a solid performance this quarter, with improved margins across all segments. In Appalachia, in particular, our operating margin almost doubled to more than $14 per ton compared to a year ago. And we achieved these strong results while expanding some of our mines and experiencing increased costs related to steel, fuel, lube and other materials and supplies, both at company and contractor-operated mines,” continued Schroeder.
Six Months Ended June 30, 2008
     Tons sold for the six months ended June 30, 2008 were 10.9 million, compared to 11.1 million in the prior year. Revenues in the first half of 2008 were $624.0 million, an increase of $98.1 million over the prior year historical amount and $84.5 million over the pro forma amount. Higher revenues were primarily a result of significantly higher average selling prices, particularly in Appalachia.
     EBITDA was $58.2 million for the first six months of 2008, compared to $85.5 million in the year-ago period, after taking into account pro forma adjustments. In the 2007 first half, Patriot realized gains on property sales of $81.0 million. Gains on property sales in 2008 totaled $6.5 million. Excluding the effect of gains on property sales in both years, EBITDA was $47.2 million higher in 2008, primarily due to significantly improved operating margins.
Safety Awards
     During the 2008 second quarter, three of Patriot’s operations were recognized for their 2007 safety performance by the Green River Council of the Joseph A. Holmes Safety Association. The Patriot Surface Mine, Grand Eagle Preparation Plant and Dodge Hill Mine each received awards based on their low reportable incidence rates. The Patriot Surface Mine and the Grand Eagle Preparation Plant each had no reportable incidents in 2007.
Finances
     Patriot had revolver borrowings of $20.0 million as of June 30, 2008. During the quarter, investments in joint ventures totaled $14.7 million and fees associated with the Magnum transaction totaled $5.4 million. Capital expenditures totaled $21.4 million in the 2008 second quarter and $33.4 million for the first half of 2008.

     During the 2008 second quarter, the Company entered into a private placement of $200 million in aggregate principal amount of 3.25% Convertible Senior Notes due 2013. Restricted cash as of June 30 represented the net proceeds from the Convertible Senior Notes, which were considered restricted until and unless the acquisition of Magnum Coal Company was consummated. Patriot subsequently applied the majority of the net proceeds to reduce the principal balance of debt assumed in connection with its acquisition of Magnum.
Acquisition of Magnum Coal Company
     On April 2, 2008, the Company announced that it had signed an agreement to acquire Magnum, and on July 23, 2008, the transaction was completed. Magnum sold 18.3 million tons of coal in 2007 and 9.1 million tons in the first half of 2008, and operates 11 mines and 7 preparation plants in Central Appalachia.
     “I am proud of how quickly our teams were able to close this transaction, knowing the regulatory, financing and integration steps necessary. Our success gives me added confidence in Patriot’s ability to identify and finalize future strategic acquisitions,” added Whiting. “With the addition of Magnum, we have a much larger operating base in Central Appalachia, opportunities for valuable operating and commercial synergies, and a more diversified product portfolio with substantially higher metallurgical coal capabilities. As the seventh largest coal producer in the U.S. and the third largest in the eastern U.S., we now have additional resources and capabilities to capture value in very robust coal markets.”
Joint Venture Agreement to Develop Metallurgical Coal Reserves
     On May 19, the Company announced it had entered into a joint venture agreement to develop certain metallurgical coal reserves in Central Appalachia. Patriot holds a 49% interest, based on its initial contribution of coal reserves and $10.1 million cash. The venture is expected to build production to over 500,000 annual tons by the end of 2008. Production at this operation is expected to begin during the third quarter.
Market Overview
     International coal demand continues to strengthen, while supply struggles to meet the growing demand. China continues to be a major driver in worldwide coal markets, with expected consumption increasing 15% this year, and the import/export balance nearing break-even after years as a net exporter. Blackouts are predicted in India due to coal shortages, and South Africa’s rebuild of coal stockpiles this spring has reduced its exports. Meanwhile, on the supply side, operating issues at several large mines in Russia have negatively impacted production as new safety measures are implemented. Rail and port capacity in Australia continue to limit exports. In metallurgical coal markets, world production of blast furnace iron is up almost 6% compared to last year, also driven by strong demand in China.
     In the U.S., coal consumption for electricity is up approximately 10 million tons compared to the first six months of 2007. Permitting, equipment and labor constraints, and safety regulations are reducing coal production, particularly in Central Appalachia, where production is down 0.9 million tons year-to-date compared to last year. The combination of greater domestic consumption, higher exports and reduced production has caused Appalachian and Illinois Basin coal inventory levels to decline 14 million tons from year-ago levels.
     As a result of strong demand and limited supply, international and domestic prices have risen 50% since April 1. The Company is participating in the rising market, with Patriot and Magnum booking over 9 million tons on a combined basis of new thermal business in the second quarter for 2009 through 2012 deliveries. Appalachian thermal coal was booked at triple-digit prices per ton during the quarter. On Illinois Basin business booked during the quarter, term prices on our higher-quality product were in excess of $70 per ton, with annual price escalations.
     Coal is a key global energy source, providing electricity to an energy-hungry world. Patriot believes growing demand and constrained supply are long-term fundamentals of the coal market.
Outlook
     “We are very bullish on the coal markets as we look toward 2009. We are working closely with our customers to ensure we are in a position to meet their future volume and quality requirements. As a result of anticipated higher average selling prices, we expect to generate substantial cash from our operations in 2009,” commented Whiting. “With the closing of the transaction last week, Magnum’s results will be consolidated with Patriot beginning July 23. Our updated guidance takes into account that over 25% of our 2009 deliveries remain unpriced and it is early in the 2009 budgeting process. Additionally, our estimates of operational and commercial synergies will be further refined as we continue to integrate Magnum.”
     For 2008, including Magnum beginning July 23, the Company anticipates sales volumes in the range of 30.0 to 32.0 million tons and EBITDA between $165 and $185 million. Earnings per share for 2008 will substantially increase over prior guidance. This increase is a direct result of the positive impact from purchase accounting adjustments related to the valuation of existing sales contracts. Accretion related to below-market sales contracts resulting from the acquisition of Magnum will be included in the Company’s net income, but will not be reflected in EBITDA.

     For 2009, including Magnum for the full year, the Company anticipates sales volumes in the range of 41.0 to 44.0 million tons and EBITDA between $750 and $950 million.
     As of June 30, 2008, including Magnum, less than 0.5 million tons of expected 2008 volumes remained unpriced. Of the Company’s expected 2009 volumes, 6.0 to 7.0 million tons and 5.0 to 6.0 million tons of met and thermal volumes, respectively, remained unpriced as of June 30. Of expected 2010 volumes, 9.5 to 10.5 million tons and 17.0 to 18.0 million tons of met and thermal volumes, respectively, remained unpriced as of June 30.
Conference Call
     Management will hold a conference call to discuss the second quarter results on July 29, 2008 at 9:00 a.m. Central Daylight Time. The conference call can be accessed by dialing 800-288-9626, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-332-0107 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, passcode 954935.
About Patriot Coal
Patriot Coal Corporation is the third largest producer and marketer of coal in the eastern United States, with 21 Company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: changes in laws or regulations; changes in general economic conditions, including coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; the Company’s dependence on coal supply agreements with Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; ability to obtain mining permits; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K, 10-Q, S-4 and 8-K reports.
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Condensed Consolidated Income Statements (Unaudited)
For the Quarter Ended June 30, 2008 and 2007

(Dollars and tons in thousands, except per share data)

			Pro Forma
	Historical		Quarter
	Quarter Ended		Ended
	June	June	June
	2008	2007	2007
Tons sold	5,861	5,345	5,345

Revenues
Sales	$328,469	$255,466	$262,897
Other revenues	11,211	755	755

Total revenues	339,680	256,221	263,652

Costs and expenses
Operating costs and expenses	295,447	272,324	257,167
Depreciation, depletion and amortization	20,905	19,560	18,993
Asset retirement obligation expense	3,259	3,640	3,640
Selling and administrative expenses	9,488	10,889	7,475
Net gain on disposal or exchange of assets	(6,336)	(45,800)	(45,800)

Operating profit (loss)	16,917	(4,392)	22,177
Interest income	(3,621)	(2,120)	(2,120)
Interest expense	5,216	1,963	3,213
Income tax provision	3,507	—	10,107
Minority interests	—	1,579	1,579

Net income (loss)	$11,815	$(5,814)	$9,398

Earnings per share, basic & diluted	$0.22

EBITDA	$41,081	$18,808	$44,810

Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. For the quarter ended June 30, 2007, pro forma results include a $7.4 million increase to revenues from repricing of a major coal supply agreement; a $15.6 million reduction of operating costs associated with the assumption by Peabody Energy of certain retiree healthcare liabilities; and a $3.4 million reduction of selling and administrative costs for Patriot’s stand-alone management and administrative structure and functions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.
Basic and diluted earnings per share reflect a 2-for-1 stock split payable August 11, 2008. Earnings per share for 2007 is not presented for periods prior to the spin-off as Peabody and its affiliates were the sole owners prior to October 31, 2007.

Condensed Consolidated Income Statements (Unaudited)
For the Six Months Ended June 30, 2008 and 2007

(Dollars and tons in thousands, except per share data)

			Pro Forma
	Historical		Six Months
	Six Months Ended		Ended
	June	June	June
	2008	2007	2007

Tons sold	10,946	11,094	11,094

Revenues
Sales	$607,570	$524,507	$538,099
Other revenues	16,444	1,377	1,377

Total revenues	624,014	525,884	539,476

Costs and expenses
Operating costs and expenses	554,565	549,989	519,548
Depreciation, depletion and amortization	39,515	40,918	40,041
Asset retirement obligation expense	6,675	9,295	9,295
Selling and administrative expenses	17,777	21,798	15,450
Net gain on disposal or exchange of assets	(6,530)	(81,026)	(81,026)

Operating profit (loss)	12,012	(15,090)	36,168
Interest income	(6,870)	(4,766)	(4,766)
Interest expense	7,538	4,788	5,355
Income tax provision	2,595	—	17,055
Minority interests	—	2,653	2,653

Net income (loss)	$8,749	$(17,765)	$15,871

Earnings per share, basic & diluted	$0.16

EBITDA	$58,202	$35,123	$85,504

Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. For the six months ended June 30, 2007, pro forma results include a $13.6 million increase to revenues from repricing of a major coal supply agreement; a $31.1 million reduction of operating costs associated with the assumption by Peabody Energy of certain retiree healthcare liabilities; and a $6.3 million reduction of selling and administrative costs for Patriot’s stand-alone management and administrative structure and functions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.
Basic and diluted earnings per share reflect a 2-for-1 stock split payable August 11, 2008. Earnings per share for 2007 is not presented for periods prior to the spin-off as Peabody and its affiliates were the sole owner prior to October 31, 2007.

Supplemental Financial Data (Unaudited)
For the Quarter Ended June 30, 2008 and 2007

	Historical		Pro Forma
	Quarter Ended		Quarter Ended
	June	June	June
	2008	2007	2007

Tons Sold (In thousands)
Appalachia Mining Operations	3,723	3,574	3,574
Illinois Basin Mining Operations	2,138	1,771	1,771

Total	5,861	5,345	5,345

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$253,137	$196,980	$204,411
Illinois Basin Mining Operations	75,332	58,486	58,486
Appalachia Other	11,211	755	755

Total	$339,680	$256,221	$263,652

Revenues per Ton — Mining Operations
Appalachia	$67.99	$55.11	$57.19
Illinois Basin	35.23	33.02	33.02
Total	56.04	47.80	49.19

Operating Costs per Ton — Mining Operations (1)
Appalachia	$53.86	$49.56	$49.77
Illinois Basin	33.94	32.29	32.29
Total	46.60	43.85	43.99

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$14.13	$5.55	$7.42
Illinois Basin	1.29	0.73	0.73
Total	9.44	3.95	5.20

	Dollars in Thousands
Past Mining Obligation Expense	$21,622	$38,350	$22,450

Capital Expenditures (Excludes Acquisitions)	21,392	10,116	10,116

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, and depreciation, depletion and amortization.
Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. For the quarter ended June 30, 2007, pro forma results include a $7.4 million increase to revenues from repricing of a major coal supply agreement; a $15.6 million reduction of operating costs associated with the assumption by Peabody Energy of certain retiree healthcare liabilities; and a $3.4 million reduction of selling and administrative costs for Patriot’s stand-alone management and administrative structure and functions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Six Months Ended June 30, 2008 and 2007

			Pro Forma
	Historical		Six Months
	Six Months Ended		Ended
	June	June	June
	2008	2007	2007

Tons Sold (In thousands)
Appalachia Mining Operations	6,903	7,224	7,224
Illinois Basin Mining Operations	4,043	3,870	3,870

Total	10,946	11,094	11,094

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$465,899	$398,433	$412,025
Illinois Basin Mining Operations	141,671	126,074	126,074
Appalachia Other	16,444	1,377	1,377

Total	$624,014	$525,884	$539,476

Revenues per Ton — Mining Operations
Appalachia	$67.49	$55.15	$57.04
Illinois Basin	35.04	32.58	32.58
Total	55.51	47.28	48.50

Operating Costs per Ton — Mining Operations (1)
Appalachia	$54.47	$49.15	$49.35
Illinois Basin	33.04	30.50	30.50
Total	46.56	42.65	42.77

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$13.02	$6.00	$7.69
Illinois Basin	2.00	2.08	2.08
Total	8.95	4.63	5.73

	Dollars in Thousands

Past Mining Obligation Expense	$43,743	$76,722	$44,922

Capital Expenditures (Excludes Acquisitions)	33,422	26,486	26,486

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, asset retirement obligations, and depreciation, depletion and amortization.
Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. For the six months ended June 30, 2007, pro forma results include a $13.6 million increase to revenues from repricing of a major coal supply agreement; a $31.1 million reduction of operating costs associated with the assumption by Peabody Energy of certain retiree healthcare liabilities; and a $6.3 million reduction of selling and administrative costs for Patriot’s stand-alone management and administrative structure and functions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
June 30, 2008 and December 31, 2007

(Dollars in thousands)
	June 30,	December 31,
	2008	2007
	(Unaudited)

Cash and cash equivalents	$2,993	$5,983
Receivables	163,179	125,985
Inventories	34,518	31,037
Other current assets	11,791	6,214
Restricted cash	193,100	—

Total current assets	405,581	169,219
Net property, plant, equipment and mine development	876,895	876,289
Notes receivable	132,960	126,381
Investments and other assets	52,527	27,948

Total assets	$1,467,963	$1,199,837

Short-term borrowings	$20,000	$—
Accounts payable and accrued liabilities	212,093	184,519

Total current liabilities	232,093	184,519
Long-term debt, less current maturities	210,453	11,438
Other noncurrent liabilities	925,257	921,564

Total liabilities	1,367,803	1,117,521
Common stock, paid-in capital and accumulated deficit	169,303	156,356
Accumulated other comprehensive loss	(69,143)	(74,040)

Total stockholders’ equity	100,160	82,316

Total liabilities and stockholders’ equity	$1,467,963	$1,199,837

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income (Loss) to EBITDA
For the Three and Six Months Ended June 30, 2008 and 2007

(Dollars in thousands)
(Unaudited)			Pro Forma
	Historical		Quarter
	Quarter Ended		Ended

	June	June	June
Reconciliation of net income (loss) to EBITDA:	2008	2007	2007

Net income (loss)	$11,815	$(5,814)	$9,398
Depreciation, depletion and amortization	20,905	19,560	18,993
Asset retirement obligation expense	3,259	3,640	3,640
Interest income	(3,621)	(2,120)	(2,120)
Interest expense	5,216	1,963	3,213
Income tax provision	3,507	—	10,107
Minority interests	—	1,579	1,579

EBITDA	$41,081	$18,808	$44,810

			Pro Forma
	Historical		Six Months
	Six Months Ended		Ended
	June	June	June
Reconciliation of net income (loss) to EBITDA:	2008	2007	2007

Net income (loss)	$8,749	$(17,765)	$15,871
Depreciation, depletion and amortization	39,515	40,918	40,041
Asset retirement obligation expense	6,675	9,295	9,295
Interest income	(6,870)	(4,766)	(4,766)
Interest expense	7,538	4,788	5,355
Income tax provision	2,595	—	17,055
Minority interests	—	2,653	2,653

EBITDA	$58,202	$35,123	$85,504

EBITDA is defined as net income (loss) before deducting interest expense and income, income taxes, minority interests, asset retirement obligation expense and depreciation, depletion and amortization. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance and liquidity. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the company’s calculation of EBITDA.
Pro forma results include transactions associated with the company’s spin-off from Peabody Energy, which was effective October 31, 2007. These results include a $7.4 million and $13.6 million increase to revenues for the three and six months ended June 30, 2007, respectively, from repricing of a major coal supply agreement; a $15.6 million and $31.1 million reduction of operating costs for the three and six months ended June 30, 2007, respectively, associated with the assumption by Peabody Energy of certain retiree healthcare liabilities; and a $3.4 million and $6.3 million reduction of selling and administrative costs for the three and six months ended June 30, 2007, respectively, for Patriot’s stand-alone management and administrative structure and functions. Pro forma financial information was derived from the company’s historical combined financial statements and includes these adjustments, among others, to present results as if the spin-off of Patriot Coal from Peabody Energy occurred on January 1, 2007.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.